UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2014 (April 25, 2014)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, our Board approved selling our Ark-La-Tex, Permian Basin, Gulf Coast, and North Texas properties in five property packages to implement our strategy of focusing our operations in the Mid-Continent area. As part of this divestiture, we entered into a purchase and sale agreement (the “Agreement”) on April 25, 2014 with RAM Energy, LLC, whereby we will sell our ownership interests in the Ark-La-Tex properties. The divested properties currently account for approximately 1,000 BOE of average daily production, net to our ownership interest, of which 82% is from natural gas. Under the Agreement, the total purchase price for the divested properties is approximately $51.0 million in cash (the “Purchase Price”). The Purchase Price is subject to customary pre- and post-closing adjustments as described in the Agreement. We retained the deep rights, Eagle Ford and below, for the leases in seven counties and will be marketing those rights through a separate sales process.
The Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the Agreement is subject to the satisfaction of certain customary closing conditions as described therein.
The sale and purchase of the divested properties pursuant to the Agreement is expected to close on or about June 26, 2014, and is effective as of March 1, 2014. Pursuant to the Agreement, we have received a total of $2.0 million as a performance deposit which will be applied to the Purchase Price at closing or released to the buyer, as the case may be, if closing fails to occur and either the buyer or we terminate the Agreement in accordance with the terms thereof.
We previously entered into two purchase and sale agreements for the sale of our ownership interests in our Delaware Basin and Ft. Worth Basin properties for a total of $150.2 million as described further in our Current Report on Form 8-K filed on April 10, 2014. With this sale, the total expected proceeds from the sale of the three packages will be $201.2 million. Divestiture of the remaining two property packages is ongoing.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 30, 2014	CHAPARRAL ENERGY, INC.

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

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